UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐           Soliciting Material Under Rule 14a-12

ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec (the “Consent Solicitation”).  SP II has filed a definitive consent statement with the SEC with regard to the Consent Solicitation.

On October 29, 2009 SP II issued the following press release:

Steel Partners Comments on Adaptec's Second Quarter Financial Results

Revenue Declines 41%, Operating Losses Increase Substantially, R&D and SG&A Increase as
Percentage of Revenue and Third Quarter Projections Look Even Worse

Urges Stockholders to Sign, Date and Return the WHITE Consent Card Today to Protect Their Investment

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) today commented on the second quarter 2010 financial results released earlier today by Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT - News), which highlights the Company’s rapidly deteriorating performance. With the consent deadline just a few days away, Steel Partners also again urged stockholders to vote the WHITE consent card to remove Adaptec CEO Sundaresh and Legacy Director Loarie.

“After reviewing Adaptec’s second quarter results, it is clear that the operating performance continues to rapidly deteriorate under Mr. Sundaresh and his so-called turnaround plan,” stated Warren Lichtenstein of Steel Partners. “How can the Legacy Directors tell you with a straight face that Mr. Sundaresh’s efforts are gaining traction? Is revenue declining 40% from $31.6 million to $18.4 million, operating losses going from $1.8 million to $7.2 million, and projected third quarter revenue dropping even further with a larger operating loss their idea of traction?”

Mr. Lichtenstein continued, “It is amazing that anyone can find it acceptable for Mr. Sundaresh to continue to run Adaptec. It’s even more amazing that CEO Sundaresh and the Legacy Directors continue to throw money into a rapidly deteriorating business instead of selling the business operations as the independent financial advisor recommended. It is time to end the reign of the Legacy Directors once and for all before our respective investments in Adaptec fall further.”

Adaptec Inc.

ADPT

	3-Month Period Ended		6-Month Period Ended
	10/2/2009	9/26/2008	10/2/2009	9/26/2008

Net Revenues	$18,442	$31,655	$40,180	$63,158

Research & Development	7,195	4,863	14,749	10,766
% of Revenue	39.01%	15.36%	36.71%	17.05%

Selling, Marketing & Administrative	7,926	8,753	14,561	18,250
% of Revenue	42.98%	27.65%	36.24%	28.90%

Loss from Continuing Operations	$(7,191)	$(1,797)	$(11,751)	$(4,352)

From Company press release 10/29/2009

Steel Partners urged Adaptec stockholders to consider the following:

Comparing second quarter of fiscal 2010 to second quarter of fiscal 2009, the Company’s net revenues declined more than 40% from $31.6 million for the Company’s 2009 second quarter to $18.4 million for the 2010 second quarter.

Does this sound like the sales of the Company’s products are gaining traction?

The Company’s loss from continuing operations for the second quarter of fiscal 2010 was $7.1 million compared with $1.7 million for the second quarter of fiscal 2010.

Net income declined to negative $3.7 million for the quarter compared to net income of 3.3 million for the second quarter of fiscal 2009, and negative $3.2 million for the six months ended October 2, 2009 compared with $8.3 million for the same period in fiscal 2009.

With the sales of the Company’s products in a state of decline, operating and net losses accelerating, do you really think Adaptec will be able to generate positive operating cash flows moving forward under Mr. Sundaresh?

Research and development expense increased more than 35% from the first half of fiscal 2009 to the first half of fiscal 2010. Additionally, over the same period selling, marketing and administrative expenses plus R&D expenses have increased significantly to about 73% of revenues. If the run rate operating loss continues for the rest of the fiscal year, it appears the Company could lose over $25 million dollars on $76 million run rate revenues.

Mr. Sundaresh’s plan appears to involve nothing more than the Company spending more and more of our money with no returns, which we believe will lead to our cash balances decreasing as the year progresses.

If our solicitation is not successful, Mr. Sundaresh will be permitted to continue his value-destroying plans -- DON’T LET THIS HAPPEN!

Despite all of his failures, which are crystallized by these abysmal financial results, Mr. Sundaresh has now proposed a Board that would be controlled by himself, Messrs. Kennedy and Van Houweling and three directors hand-picked by Mr. Sundaresh. We cannot afford to continue with zero accountability and oversight at the Company.

Voting to remove Messrs. Sundaresh and Loarie on the WHITE consent card is the only way to ensure a more balanced Board that is fully committed to maximizing stockholder value.

FORTUNATELY, IT’S NOT TOO LATE TO SAVE ADAPTEC AND YOUR INVESTMENT!

YOU CANNOT AFFORD TO LEAVE YOUR INVESTMENT IN MR. SUNDARESH’S HANDS.

Steel Partners recommends that all Adaptec stockholders sign, date and return the WHITE consent card today! We urge you not to revoke your consent by signing any gold consent revocation card sent to you by Adaptec or otherwise, and to revoke any consent revocation you may have already submitted to Adaptec. Follow the simple voting instructions contained on the WHITE consent card or contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500.

About Steel Partners

Steel Partners Holdings L.P. (“SPH”) is a global diversified holding company that owns majority-owned subsidiaries, controlled companies and other interests in a variety of operating assets and businesses. SPH seeks to work with the management of these companies to increase corporate value over the long term for all stakeholders and shareholders through growth initiatives, Steel Partners Operational Excellence programs, the Steel Partners Purchasing Council, balance sheet improvements and capital allocation policies.

Steel Partners II LP is a wholly-owned subsidiary of SPH.

Contact:
Steel Partners
Jason Booth, 310-941-3616
jason@steelpartners.com